EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT


                           FIRST ALLIANCE CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT



First Alliance Mortgage Company
Incorporated in California

First Alliance Mortgage Company
Incorporated in Minnesota

First Alliance Services (DISSOLVED IN 2001)
Incorporated in California

First Alliance Portfolio Services Inc.
Incorporated in Nevada

Coast Security Mortgage, Inc. (DISSOLVED IN 2001)
Incorporated in California